Eastman Announces Second Quarter 2019 Financial Results

KINGSPORT, Tenn., July 25, 2019 - Eastman Chemical Company (NYSE: EMN) announced its second-quarter 2019 financial results.

(In millions, except per share amounts)	2Q2019	2Q2018
Sales revenue	$2,363	$2,621
Earnings before interest and taxes ("EBIT")	371	491
Adjusted EBIT*	389	447
Earnings per diluted share	1.85	2.39
Adjusted earnings per diluted share*	1.99	2.22
Net cash provided by operating activities	422	443
Free cash flow*	330	342

*For non-core and unusual items (including related to the previously reported coal gasification incident) excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow and of segment adjusted EBIT margins, and reconciliations to reported company and segment earnings and to cash provided by operating activities, see Tables 1, 3A, 3B, 4A, 4B, 5A and 5B.

“In the second quarter, we continued to face challenging global economic conditions resulting from trade issues impacting consumer discretionary markets such as transportation and consumer durables. This slower global economic growth led to reduced demand and unfavorable product mix for our specialty products, particularly in China and Europe,” said Mark Costa, Board Chair and CEO. “Despite these challenges, for the second quarter 2019 we grew adjusted EBIT sequentially by 11 percent. I am particularly proud of our employees around the world who are driving growth in new business revenue leveraging our innovation-driven growth model and aggressively managing costs in this challenging economic environment.” See Table 4A for reconciliation of first-quarter 2019 adjusted earnings to reported earnings.

Segment Results 2Q 2019 versus 2Q 2018

Additives & Functional Products - Sales decreased due to lower sales volume and less favorable product mix, lower selling prices and an unfavorable shift in foreign currency exchange rates. The lower sales volume and less favorable product mix was primarily attributed to weaker end-market demand resulting from global trade-related pressures, particularly in transportation and other consumer discretionary markets in China and Europe. In addition to challenges with trade pressures, weakened demand for animal nutrition products was attributed to outbreaks of swine fever in China. Lower selling prices were primarily due to lower raw material prices, including for care chemicals cost pass-through contracts, and also attributed to increased competitive pressure, particularly in markets for adhesive resins and tire additives.

Reported and adjusted EBIT decreased primarily due to lower sales volume, less favorable product mix and an unfavorable shift in foreign currency exchange rates, partially offset by continued cost management. Lower raw material costs offset lower selling prices.

Advanced Materials - Sales revenue decreased due to lower sales volume and an unfavorable shift in foreign currency exchange rates. The lower sales volume was attributed to uncertainty caused by the U.S.-China trade dispute and reduced global automotive sales.

Second-quarter 2018 reported EBIT included insurance in excess of costs from the coal gasification incident. Adjusted EBIT increased slightly due to more favorable product mix resulting from increased sales of certain premium products, including paint protection film and acoustic interlayers, as well as growth of architectural interlayers, continued cost management, and lower raw material costs, which were mostly offset by lower sales volume and an unfavorable shift in foreign currency exchange rates.

Chemical Intermediates - Sales revenue decreased primarily due to lower selling prices for both olefins and acetyls products resulting from raw material price declines and increased competitive activity. Sales revenue was also negatively impacted by lower functional amines products sales volume attributed to weakened, weather-related demand in agricultural end markets.

Second-quarter 2018 reported EBIT included insurance in excess of costs from the coal gasification incident. Adjusted EBIT decreased slightly primarily due to lower selling prices in excess of lower raw material costs, mostly offset by lower costs in comparison to the prior period resulting from supplier operational disruptions, lower planned maintenance costs and continued cost management.

Fibers - Sales revenue decreased primarily due to lower acetate tow sales volume attributed to weakened market demand resulting from global trade-related pressures, customer buying patterns and general market decline.

Second quarter 2018 reported EBIT included insurance in excess of costs from the coal gasification incident. Adjusted EBIT decreased due to lower acetate tow sales volume, partially offset by lower raw material costs and continued cost management.

Cash Flow

The company expects to approach $1.1 billion of free cash flow (cash from operating activities less net capital expenditures) in 2019. Priorities for uses of available cash include payment of the quarterly dividend, repayment of debt, funding targeted growth initiatives and repurchasing shares.

In second quarter 2019, the company generated $422 million cash from operating activities and free cash flow was $330 million. In second quarter 2019, the company returned $211 million to stockholders, with $86 million of dividends and $125 million of share repurchases. See Tables 5A and 5B.

Outlook

Commenting on the outlook for full-year 2019, Costa said: “We once again delivered sequential adjusted earnings growth in the second quarter, reflecting increased new business revenue as we leverage our innovation-driven growth model and continued aggressive cost management. However, we continue to operate in a difficult global business environment due to the impact of the U.S.-China trade dispute and other factors. As a result, we no longer expect underlying macroeconomic conditions to improve in the second half of the year, except for reduced customer inventory destocking. We also expect that we will benefit in the second half from cost reduction actions and the flow through of lower-cost raw materials. Taking all of this together, we expect 2019 adjusted EPS to be between $7.50 and $8.00.”

The full-year 2019 projected earnings exclude any non-core, unusual, or non-recurring items in the remaining six months of 2019 and assume that the adjusted tax rate detailed in Tables 4A and 4B for first six months 2019 will be the actual rate for full-year 2019. Our 2019 financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected full-year 2019 earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; competitive position and acceptance of specialty products in key markets; mix of products sold; raw material and energy prices and costs, and other costs; and revenue, earnings, and cash flow for full-year 2019. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed for first quarter 2019 available, and the Form 10-Q to be filed for second quarter 2019 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on July 26, 2019 at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. The slides to be discussed during the call and webcast will be available at www.investors.eastman.com at approximately 5:00 p.m. ET on July 25, 2019. To listen via telephone, the dial-in number is 323-994-2093, passcode number 6597130. A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, July 26, 2019 to 11:00 a.m. ET, Aug. 6, 2019 at 888-203-1112 or 719-457-0820, passcode 6597130.

Eastman is a global advanced materials and specialty additives company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in more than 100 countries and had 2018 revenues of approximately $10 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,500 people around the world. For more information, visit www.eastman.com.

# # #
Contacts:

Media:  Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 25, 2019

For Eastman Chemical Company Second Quarter 2019 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2019	2018	2019	2018
Sales	$2,363	$2,621	$4,743	$5,228
Cost of sales (1)	1,774	1,917	3,580	3,943
Gross profit	589	704	1,163	1,285
Selling, general and administrative expenses	165	189	352	379
Research and development expenses	57	60	115	116
Asset impairments and restructuring charges, net	18	4	50	6
Other components of post-employment (benefit) cost, net	(21)	(30)	(42)	(60)
Other (income) charges, net (2)	(1)	(10)	(3)	(56)
Earnings before interest and taxes	371	491	691	900
Net interest expense	55	61	111	120
Earnings before income taxes	316	430	580	780
Provision for income taxes	57	84	112	144
Net earnings	259	346	468	636
Less: Net earnings attributable to noncontrolling interest	1	2	1	2
Net earnings attributable to Eastman	$258	$344	$467	$634

Basic earnings per share attributable to Eastman	$1.87	$2.42	$3.37	$4.45
Diluted earnings per share attributable to Eastman	$1.85	$2.39	$3.34	$4.39

Shares (in millions) outstanding at end of period	137.0	141.3	137.0	141.3
Shares (in millions) used for earnings per share calculation
Basic	137.8	141.9	138.4	142.3
Diluted	139.1	144.0	139.7	144.4

(1)
Second quarter 2018 includes $41 million income from business interruption insurance in excess of costs and first six months 2018 includes $46 million net costs from the previously reported disruption, repairs, and reconstruction of the coal gasification facility and restart of operations resulting from the October 4, 2017 incident (the "coal gasification incident").

(2)	Second quarter and first six months 2018 includes gains of $15 million and $65 million, respectively, from insurance for property damage from the coal gasification incident.

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Segment
Additives & Functional Products	$823	$942	$1,678	$1,881
Advanced Materials	696	729	1,353	1,422
Chemical Intermediates	631	709	1,286	1,439
Fibers	213	241	426	486
Total Eastman Chemical Company	$2,363	$2,621	$4,743	$5,228

Table 2B – Sales Revenue Change

	Second Quarter 2019 Compared to Second Quarter 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(13)%	(8)%	(3)%	(2)%
Advanced Materials	(5)%	(3)%	—%	(2)%
Chemical Intermediates	(11)%	(2)%	(8)%	(1)%
Fibers	(12)%	(11)%	(1)%	—%

Total Eastman Chemical Company	(10)%	(5)%	(3)%	(2)%

	First Six Months 2019 Compared to First Six Months 2018
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	(11)%	(6)%	(3)%	(2)%
Advanced Materials	(5)%	(4)%	1%	(2)%
Chemical Intermediates	(11)%	(4)%	(6)%	(1)%
Fibers	(12)%	(11)%	(1)%	—%

Total Eastman Chemical Company	(9)%	(5)%	(2)%	(2)%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Sales by Customer Location
United States and Canada	$995	$1,108	$1,995	$2,208
Asia Pacific	574	639	1,127	1,281
Europe, Middle East, and Africa	649	725	1,338	1,452
Latin America	145	149	283	287
Total Eastman Chemical Company	$2,363	$2,621	$4,743	$5,228

Table 3A - Segment, Other, and Company Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Additives & Functional Products
Earnings before interest and taxes	$147	$192	$293	$368
Asset impairments and restructuring charges, net (2)	—	—	4	—
Coal gasification incident insurance in excess of costs	—	(4)	—	(2)
Excluding non-core and unusual items	147	188	297	366
Advanced Materials
Earnings before interest and taxes	145	150	247	285
Coal gasification incident insurance in excess of costs	—	(6)	—	(3)
Excluding unusual item	145	144	247	282
Chemical Intermediates
Earnings before interest and taxes	63	85	136	155
Coal gasification incident insurance in excess of costs	—	(21)	—	(2)
Excluding unusual item	63	64	136	153
Fibers
Earnings before interest and taxes	51	83	93	126
Coal gasification incident insurance in excess of costs	—	(25)	—	(12)
Excluding unusual item	51	58	93	114
Other
Loss before interest and taxes	(35)	(19)	(78)	(34)
Asset impairments and restructuring charges, net (3)	18	4	46	6
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	8	—	19
Excluding non-core and unusual items	(17)	(7)	(32)	(9)

Total Eastman Chemical Company
Earnings before interest and taxes	371	491	691	900
Asset impairments and restructuring charges, net	18	4	50	6
Coal gasification incident insurance in excess of costs	—	(56)	—	(19)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	—	8	—	19
Total earnings before interest and taxes excluding non-core and unusual items	$389	$447	$741	$906

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$371	$491	$691	$900
Costs of sales	—	(41)	—	46
Selling, general and administrative expenses	—	3	—	6
Asset impairments and restructuring charges, net	18	4	50	6
Other (income) charges, net	—	(10)	—	(52)
Total earnings before interest and taxes excluding non-core and unusual items	$389	$447	$741	$906

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Quarterly Report on Form 10-Q for second quarter 2018 for descriptions of second quarter and first six months 2018 non-core and unusual items.

(2)	First six months 2019 is additional restructuring charge related to a capital project discontinued in 2016.

(3)	Second quarter and first six months 2019 is primarily severance and related restructuring costs.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2019		2018		2019		2018
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$147	17.9%	$188	20.0%	$297	17.7%	$366	19.5%
Advanced Materials	145	20.8%	144	19.8%	247	18.3%	282	19.8%
Chemical Intermediates	63	10.0%	64	9.0%	136	10.6%	153	10.6%
Fibers	51	23.9%	58	24.1%	93	21.8%	114	23.5%
Total segment EBIT excluding non-core and unusual items	406	17.2%	454	17.3%	773	16.3%	915	17.5%
Other	(17)		(7)		(32)		(9)
Total EBIT excluding non-core and unusual items	$389	16.5%	$447	17.1%	$741	15.6%	$906	17.3%

(1)	For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.

(2)	Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations

	Second Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$371	$316	$57	18%	$258	$1.85
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	18	18	6		12	0.09
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	3		(3)	(0.02)
Interim adjustment to tax provision (2)	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$389	$334	$56	17%	$277	$1.99

	Second Quarter 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$491	$430	$84	20%	$344	$2.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	4	4	2		2	0.02
Coal gasification incident insurance in excess of costs	(56)	(56)	(13)		(43)	(0.30)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	8	8	2		6	0.04
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$447	$386	$65	17%	$319	$2.22

(1)
See Table 3A for description of second quarter 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The provision for income taxes for second quarter 2019 was adjusted to reflect the current forecasted full year effective tax rate.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	First Six Months 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$691	$580	$112	19%	$467	$3.34
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	50	50	12		38	0.27
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(7)		7	0.05
Interim adjustment to tax provision (2)	—	—	(13)		13	0.10
Non-GAAP (Excluding non-core and unusual items)	$741	$630	$104	17%	$525	$3.76

	First Six Months 2018
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$900	$780	$144	19%	$634	$4.39
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	6	6	2		4	0.03
Coal gasification incident insurance in excess of costs	(19)	(19)	(5)		(14)	(0.10)
Costs resulting from tax law changes and outside-U.S. entity reorganizations	19	19	5		14	0.10
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Interim adjustment to tax provision (2)	—	—	5		(5)	(0.04)
Non-GAAP (Excluding non-core and unusual items)	$906	$786	$141	18%	$643	$4.45

(1)
See Table 3A for description of first six months 2019 and 2018 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The adjusted provision for income taxes for first six months 2019 and 2018 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings, and Earnings Per Share Reconciliations (continued)

	First Quarter 2019
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$320	$264	$55	21%	$209	$1.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	32	32	6		26	0.18
Adjustments from tax law changes and outside-U.S. entity reorganizations	—	—	(10)		10	0.07
Interim adjustment to tax provision (2)	—	—	(3)		3	0.03
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$352	$296	$48	17%	$248	$1.77

(1)
See Table 3A of the Company's Current Report on Form 8-K dated and furnished April 25, 2019 for descriptions of first quarter 2019 non-core and unusual items. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

(2)	The provision for income taxes for first quarter 2019 was adjusted to reflect the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months
	2019	2018
Effective tax rate	19%	19%
Tax impact of current year non-core and unusual items (1)	1%	(1)%
Forecasted full year impact of expected tax events	(3)%	—%
Forecasted full year effective tax rate	17%	18%

(1)	Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Operating activities
Net earnings (1)	$259	$346	$468	$636
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	156	148	311	300
Gain from property insurance	—	(15)	—	(65)
Provision for deferred income taxes	7	(6)	11	5
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	69	10	(80)	(213)
(Increase) decrease in inventories	(26)	(78)	(148)	(158)
Increase (decrease) in trade payables	(46)	(18)	(88)	(10)
Pension and other postretirement contributions (in excess of) less than expenses	(29)	(42)	(65)	(78)
Variable compensation (in excess of) less than expenses	32	53	(45)	(24)
Other items, net	—	45	53	15
Net cash provided by operating activities	422	443	417	408
Investing activities
Additions to properties and equipment	(92)	(116)	(198)	(244)
Proceeds from property insurance (2)	—	15	—	65
Acquisitions, net of cash acquired	—	—	(19)	—
Other items, net	(2)	—	(2)	—
Net cash used in investing activities	(94)	(101)	(219)	(179)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(131)	69	239	268
Proceeds from borrowings	100	75	225	350
Repayment of borrowings	(100)	(253)	(275)	(428)
Dividends paid to stockholders	(86)	(80)	(173)	(160)
Treasury stock purchases	(125)	(150)	(250)	(250)
Dividends paid to noncontrolling interest	(1)	(2)	(1)	(2)
Other items, net	4	2	(2)	(1)
Net cash used in financing activities	(339)	(339)	(237)	(223)
Effect of exchange rate changes on cash and cash equivalents	2	(4)	(1)	(4)
Net change in cash and cash equivalents	(9)	(1)	(40)	2
Cash and cash equivalents at beginning of period	195	194	226	191
Cash and cash equivalents at end of period	$186	$193	$186	$193

(1)
Second quarter and first six months 2018 net earnings includes $56 million and $19 million, respectively, business interruption and property damage insurance in excess of costs from the coal gasification incident.

(2)	Cash proceeds from insurance for coal gasification incident property damage.

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2019	2018	2019	2018
Net cash provided by operating activities	$422	$443	$417	$408
Capital expenditures
Additions to properties and equipment	(92)	(116)	(198)	(244)
Proceeds from property insurance (1)	—	15	—	65
Net capital expenditures	(92)	(101)	(198)	(179)
Free cash flow	$330	$342	$219	$229

(1)	Cash proceeds from insurance for coal gasification incident property damage.

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2019	2018
Total borrowings	$6,355	$6,168
Less: Cash and cash equivalents	186	226
Net debt	$6,169	$5,942